Exhibit 16.1

Crowe LLP Independent Member Crowe Global

September 10, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Beacon Financial Corporation dated September 10, 2025 and are in agreement with those statements.

Crowe LLP

Boston, Massachusetts

cc:	Sylvia Maxfield
Audit Committee Chairperson
Beacon Financial Corporation